SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

                       FORM 8-K

                     CURRENT REPORT
          PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March  3, 1999


  SALIENT 3 COMMUNICATIONS, INC.
 (Exact name of registrant as specified in its charter)



  Delaware                            0-12588         23-2280922
 (State or other jurisdiction of     (Commission     (I.R.S. Employer
  incorporation or organizational)    File Number)    Identification No.)



   P. O. BOX 1498, READING, PENNSYLVANIA   19603
 (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:  (610) 856-5500

Item 5. Other Events.

On February 23, 1999, SAFCO Technologies, Inc. a Salient 3
Communications company (NASDAQ/NMS: STCIA), announced that it would acquire ComOpt AB, a world leader in Automatic Frequency Planning and specialists in automated decision support for wireless operators. ComOpt will operate as a subsidiary of SAFCO, establishing a Center of Excellence in Sweden for GSM implementations of SAFCO's extensive range of network planning, analysis and measurement products. The agreement was signed February 22, 1999.

ComOpt's success is built on CellOpt(TM) - a product that helps network operators optimize the use of their frequency spectrum and network hardware, improving the capacity and quality of the network. ComOpt has successfully deployed CellOpt(TM) in seventeen of the world's leading operators and has an an expanding list of development partners. The company plans to establish a new standard in frequency planning and decision support with its release of a Java-based product.

Commenting on the acquisition, Joachim Samuelsson, managing director of ComOpt said, "This is a fantastic opportunity for us to build upon our world-leading position in automatic frequency planning software, fully integrating CellOpt(TM) with prediction, measurement and network analysis tools from SAFCO. We are also particularly pleased to be representing SAFCO as their primary European office."

"We are committed to products and tools that enhance the performance of wireless networks. We are similarly committed to a strong presence in the GSM and European communications market," said Marty Singer, president and CEO of SAFCO. "Establishing ComOpt and automated frequency planning as part of our business is consistent with those commitments. We are very pleased that ComOpt has become part of the SAFCO family."

SAFCO acquired ComOpt for approximately $4 million and certain additional performance incentives. The transaction is expected to be neutral with respect to Salient 3's 1999 earnings per share.

SAFCO, with its European sales office in Oxon, England, supplies consulting and benchmarking services, test and measurement equipment, voice quality measurement systems, and various software tools into the European wireless market. SAFCO was the first company to deliver a dual-band (GSM900 and DCS1800) test and measurement device and has recently set a new standard for portable voice quality systems.

ComOpt is a world leader in Automatic Frequency Planning for mobile network operators. The software on which the Company's notable success is built is called CellOpt(TM). ComOpt's strength is in its ability to create sophisticated optimization applications, providing superior decision support for cell planners. For more information, please visit the ComOpt website at http://www.comopt.com.

SAFCO Technologies, Inc. is a leading international supplier of wireless measurement, analysis, and prediction tools. With its world-class network design and system engineering team, SAFCO is a one-stop source for products and services that benchmark and improve network performance. For more information, please visit SAFCO's web site at http://www.safco.com.

Salient 3 Communications, Inc. is a leading telecommunications equipment and services company, with subsidiaries that support public, private, and wireless network operators. Learn more about Salient 3 Communications at http://www.salient3.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

         SALIENT 3 COMMUNICATIONS, INC.

Date:    March 3, 1999
      /s/Paul H. Snyder
         Paul H. Snyder
         Senior Vice President and
         Chief Financial Officer